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                                   EXHIBIT 23

                         Independent Auditors' Consent




The Board of Directors
American Technical Ceramics Corp.:

We consent to the incorporation by reference in the Registration Statement (No.333-50913) on Form S-8 of American Technical Ceramics Corp. of our report dated September 4, 1998, relating to the consolidated balance sheets of American Technical Ceramics Corp. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 annual report on form 10-K of American Technical Ceramics Corp.


                                               KPMG PEAT MARWICK LLP



Jericho, New York
September 14, 1998